UNITED STATES
                 SECURITIES AND EXCHANGE
                       COMMISSION
                       Washington, D.C.
                       20549

                            SCHEDULE 13G

              Under the Securities Exchange
                             Act of 1934
                             (Amendment)

NAME OF ISSUER                RSL
Communications LTD
TITLE OF CLASS OF SECURITIES       Common
CUSIP NUMBER                  G7702U10


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                   Page 1 of 10 Pages

                           13G

CUSIP No. G7702U102                               Page 2
of 10 Pages
--------------------------------------------------------
---------------------
1.   Name of reporting person
     S.S. or I.R.S. identification no. of above person

     Marsh & McLennan Companies, Inc.
     36-2668272 ----------------------------------------
-------------------------------------
2.   Check the appropriate box if a member of a group*
     (a)(   )       (b)(   ) ---------------------------
--------------------------------------------------
3.   SEC use only

--------------------------------------------------------
---------------------
4.   Citizenship or place of organization

     Delaware ------------------------------------------
-----------------------------------
                                                  5.
                                   Sole Voting Power

                                   NONE ----------------
                              -------------
Number of shares                   )    6.   Shared
Voting Power
Beneficially   )
Owned by each  )              NONE
Reporting           )              ---------------------
--------
Person with:                       )    7.   Sole
Dispositive Power

                                   NONE ----------------
                              -------------
                                                  8.
                                   Shared Dispositive
                                   Power

                                   NONE ----------------
--------------------------------------------------------
-----
9. Aggregate amount beneficially owned by each reporting person

     NONE ----------------------------------------------
-------------------------------
10. Check box if the aggregate amount in row (9) excludes
        certain shares*

--------------------------------------------------------
---------------------
11.     Percent of class represented by amount in row 9

     NONE ----------------------------------------------
-------------------------------
12.     Type of Reporting person*

     HC ------------------------------------------------
-----------------------------

                           13G

CUSIP No. G7702U102                               Page 3
of 10 Pages
--------------------------------------------------------
---------------------
1.   Name of reporting person
    S.S. or I.R.S. identification no. of above person

       Putnam Investments, Inc.
       04-2539558 --------------------------------------
---------------------------------------
2.   Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
--------------------------------------------------------
---------------------
3.      SEC use only
--------------------------------------------------------
---------------------
4.      Citizenship or place of organization

          Massachusetts --------------------------------
---------------------------------------------
                                                  5.
                                   Sole Voting Power

                                   NONE
Number of       shares   )              ----------------
------------
-
Beneficially                       )    6.   Shared
Voting Power
owned by each  )
                                   15,250
Reporting           )
Person with:   )              --------------------------
---
                                                  7.
                                   Sole Dispositive
                                   Power

                                   NONE ----------------
                              -------------
                                                  8.
                                   Shared Dispositive
                                   Power

                                   2,768,550 -----------
--------------------------------------------------------
----------
9. Aggregate amount beneficially owned by each reporting person

               2,768,550

--------------------------------------------------------
---------------------
10. Check box if the aggregate amount in row (9) excludes
        certain shares*

--------------------------------------------------------
---------------------
11.     Percent of class represented by amount in row 9

               5.2% ------------------------------------
-----------------------------------------
12.     Type of Reporting person*

       HC ----------------------------------------------
-------------------------------

                           13G

CUSIP No. G7702U102                               Page 4
of 10 Pages
--------------------------------------------------------
---------------------
1.      Name of reporting person
    S.S. or I.R.S. identification no. of above person

        Putnam Investment Management, Inc.
       04-2471937 --------------------------------------
------------------------------
----------
2.      Check the appropriate box if a member of a
group*
          (a)(   )       (b)(   ) ----------------------
-------------------------------------------------------
3.      SEC use only

--------------------------------------------------------
---------------------
4.   Citizenship or place of organization

     Massachusetts -------------------------------------
----------------------------------------
                                                  5.
                                   Sole Voting Power

                                   NONE
Number of       shares   )              ----------------
------------
-
Beneficially                       )    6.   Shared
Voting Power
Owned by each  )
Reporting           )              NONE
Person with:   )              --------------------------
---
                                                  7.
                                   Sole Dispositive
                                   Power

                                   NONE ----------------
                              -------------
                                             8.   Shared
                                   Dispositive Power

                                   2,644,300 -----------
--------------------------------------------------------
----------
9. Aggregate amount beneficially owned by each reporting person

          2,644,300 ------------------------------------
-----------------------------------------
10. Check box if the aggregate amount in row (9) excludes
        certain shares*

--------------------------------------------------------
---------------------
11.     Percent of class represented by amount in row 9

          5.0% -----------------------------------------
------------------------------------
12.     Type of Reporting person*

        IA ---------------------------------------------
----------------------
        ----------

                           13G

CUSIP No. G7702U102                               Page 5
of 10 Pages
--------------------------------------------------------
---------------------
1.   Name of reporting person
    S.S. or I.R.S. identification no. of above person

        The Putnam Advisory Company, Inc.
        04-6187127
--------------------------------------------------------
---------------------
2.      Check the appropriate box if a member of a
group*
          (a)(   )       (b)(   )
--------------------------------------------------------
---------------------
3.      SEC use only

--------------------------------------------------------
---------------------
4.      Citizenship or place of organization

               Massachusetts ---------------------------
--------------------------------------------------
                                                  5.
                                   Sole Voting Power

                                   NONE
Number of       shares   )              ----------------
------------
-
Beneficially                       )    6.   Shared
Voting Power
Owned by each  )
Reporting           )              15,250
Person with:   )              --------------------------
---
                                                  7.
                                   Sole Dispositive
                                   Power

                                   NONE ----------------
                              -------------
                                                  8.
                                   Shared Dispositive
                                   Power

                                   124,250 -------------
--------------------------------------------------------
--------
9. Aggregate amount beneficially owned by each reporting person

               124,250 ---------------------------------
--------------------------------------------
10. Check box if the aggregate amount in row (9) excludes certain shares*

--------------------------------------------------------
---------------------
11.  Percent of class represented by amount in row 9

     0.2% ----------------------------------------------
-------------------------------
12.  Type of Reporting person*

        IA ---------------------------------------------
--------------------------------

                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D. C.

20549

                            SCHEDULE 13G

              Under the Securities Exchange

Act of 1934





Item 1(a)      Name of Issuer:          RSL

Communications PLC

Item 1(b)      Address of Issuer's Principal

Executive Offices:

Clarence house, Church Street, Hamilton HM CX BERMU

DO

Item 2(a)                               Item 2(b)

Name of Person Filing:
Address or
                                   Principal Office or,
                                   if NONE, Residence:

Putnam Investments, Inc.           One Post Office
Square
     ("PI")                             Boston,
Massachusetts 02109
on behalf of itself and:

*Marsh & McLennan Companies, Inc.       1166 Avenue of
the Americas
    ("MMC")                             New York, NY
10036

Putnam Investment Management, Inc.      One Post Office
Square
    ("PIM")                             Boston,
Massachusetts 02109

The Putnam Advisory Company, Inc.       One Post Office
Square
    ("PAC")                             Boston,
Massachusetts 02109




Item 2(c)           Citizenship:  PI, PIM and PAC are
corporations
               organized under Massachusetts law.  The
               citizenship of other persons identified
               in Item 2(a) is designated as follows:

               *    Corporation - Delaware law
                              **   Voluntary association
known as
                    Massachusetts business trust -
Massachusetts law


Item 2(d)      Title of Class of Securities: Common

Item 2(e)      Cusip Number:  G7702U102

                   Page 6 of 10 Pages


Item 3.   If this statement is filed pursuant to Rules
13d-1(b), or
     13d-2(b), check whether the person filing is a:


(a)( ) Broker or Dealer registered under Section 15 of the Act


(b)(   )  Bank as defined in Section 3(a)(6) of the Act


(c)(   )  Insurance Company as defined in Section
          3(a)(19) of the Act


(d)( ) Investment Company registered under Section 8 of the Investment Company Act


(e)( X )  Investment Adviser registered under Section
          203 of the Investment Advisers Act of 1940


(f)( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section
          240.13d-1(b)(1)(ii)(F)


(g)( X )  Parent Holding Company, in accordance with Section
          240.13d-1(b)(ii)(G)

(h)(   )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)





                            Page 7 of 10 Pages

Item 4.
Ownership.
                              M&MC                PIM*           PAC            PI
                              -----                    -----               ---
                         ---(Parent holding               (Investment advisers
                         (Parent company company to PI)           & subsidiaries of PI)
                         to PIM and PAC)


(a)  Amount Beneficially
     Owned:                   NONE                2,644,300 +    124,250   =
2,768,550

(b)  Percent of Class:             NONE                5.0%      +    0.2%      =
5.2%
(c)  Number of shares as
     to which such person has:

(1)  sole power to vote
     or to direct the vote;
     (but see Item 7)              NONE                NONE           NONE
NONE

(2)  shared power to vote
     or to direct the vote;
     (but see Item 7)              NONE                NONE           15,250
15,250

(3)  sole power to dispose
     or to direct the
     disposition of;
     (but see Item 7)              NONE                NONE           NONE
NONE

(4)  shared power to
     dispose or to direct
     the disposition of;
     (but see Item 7)              NONE                ALL            ALL
ALL



                               Page 8 of 10 Pages


Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
Item 6.   Ownership of More than Five/Ten
Percent on Behalf
of Another Person:
No persons other than the persons filing this
Schedule 13G have an economic interest in the securities reported on which relates to more than five percent of the class of securities.
Securities reported on this Schedule 13G as being beneficially owned by M&MC and PI consist of securities beneficially owned by subsidiaries of PI which are registered investment advisers, which in turn include securities beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7.   Identification and Classification of
the
Subsidiary Which Acquired the Security Being
Reported on By the Parent Holding Company.

PI, which is a wholly-owned subsidiary of M&MC, wholly owns two registered investment advisers:
Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company,
Inc., which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam
Advisory Company, Inc. has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4, M&MC and PI declare that the filing of this Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of
Section 13(d) or 13(g) the beneficial owner of any securities covered by this Section 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by this Schedule 13G.

Item 8.   Identification and Classification of
Members of
the Group:
          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification.

                     Page 9 of 10 Pages

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




PUTNAM INVESTMENTS, INC.
     /s/Andrew J. Hachey
BY:  -------------------------------
     -----------Signature

     Name/Title:    Andrew J. Hachey
     Assistant Vice President and
     Regulatory Compliance Counsel

     Date:     August 5, 1999


For this and all future filings, reference is made to Power of Attorney dated April 30, 1999, with respect to duly authorized signatures on behalf of Marsh & McLennan Companies, Inc.,
Putnam Investments, Inc., Putnam Investment
Management, Inc., The Putnam Advisory Company,
Inc. and any Putnam Fund wherever applicable.

For this and all future filings, reference is made to an Agreement dated June 28, 1990, with respect to one filing of Schedule 13G on behalf of said entities, pursuant to Rule 13d-1(f)(1).






               Page 10 of 10 Pages